Exhibit 99.1

Ceridian Appoints Chris Armstrong to Chief Operating Officer and Steve Holdridge to Chief Customer Officer

Toronto, ON and Minneapolis, MN, February 24, 2022 - Ceridian (NYSE: CDAY; TSX: CDAY), a global leader in human capital management (HCM) technology, today announced the appointments of Chris Armstrong to Executive Vice President and Chief Operating Officer, and Steve Holdridge to Executive Vice President and Chief Customer Officer. Armstrong and Holdridge will help accelerate the company’s growth and continue to increase the value that customers gain from the Dayforce platform.

As Chief Operating Officer, Armstrong will lead global operations, focused on driving scale, efficiency, and growth as the company continues to expand around the world. Since joining Ceridian in 2004, Armstrong has held several senior leadership roles, most recently overseeing the global customer office and the customer experience.

In his expanded role as Chief Customer Officer, Holdridge will oversee the Global Customer Office (GCO), and its core mission to create growing, referenceable customers for life through value delivery and best-in-class experience. Holdridge previously served as the global head of services and education.

“We have two tremendous leaders in Chris and Steve, who have a deep understanding of our business, our customers, and the significant opportunity in front of us as we continue to scale globally,” said David Ossip, Chair and Co-CEO, Ceridian. “These promotions reflect the strength of the leadership team we have at Ceridian, and our commitment to deliver quantifiable value for our customers, and strong, long-term growth for the company.”

“We are at an exciting pivot point for our business, and Chris and Steve are exactly the right leaders to help us accelerate into our next wave of growth,” said Leagh Turner, Co-CEO, Ceridian. “Their deep industry knowledge, coupled with their unwavering commitment to our customers, means we are exceptionally well positioned to help our customers adjust to become more agile, resilient, and better equipped to thrive in the new world of work.”

Armstrong and Holdridge will both report to Ceridian Co-CEO Leagh Turner.

About Ceridian

Ceridian. Makes Work Life Better™.

Ceridian HCM Holding Inc. (NYSE: CDAY; TSX: CDAY) is a global human capital management software company. Dayforce, our flagship cloud HCM platform, provides human resources, payroll, benefits, workforce management, and talent management functionality. Our platform is used to optimize management of the entire employee lifecycle, including attracting, engaging, paying, deploying, and developing people. Ceridian has solutions for organizations of all sizes.

Source: Ceridian HCM Holding Inc.

For more information, contact:

Investor Relations:

1-844-829-9499

investors@ceridian.com

Public Relations:

Teri Murphy

1-647-417-2117

teri.murphy@ceridian.com